EXHIBIT (a)(5)

FORMS OF ACKNOWLEDGEMENT OF RECEIPT OF LETTER OF
TRANSMITTAL/WITHDRAWAL FORM

ACKNOWLEDGEMENT OF LETTER OF TRANSMITTAL

CA, Inc. has received your Letter of Transmittal dated                     , 2006, by which you elected to have your Eligible Option cancelled in exchange for a New Option, subject to the terms and conditions of the Offer to Exchange, dated November 7, 2006.

If you change your mind, you may withdraw your election to exchange your Eligible Option for a New Option by completing and signing a Withdrawal Form and sending it via facsimile to CA, Attn.: Equity Administration Group at facsimile number 631-342-2351, before 5:00 p.m., Eastern Time on December 7, 2006. You may obtain a Withdrawal Form by contacting the Equity Administration Group at 631-342-2577. Only Withdrawal Forms that are complete, signed and actually received via facsimile by the deadline will be accepted. If you have questions concerning the submission of your form, please direct them to the Equity Administration Group at 631-342-2577.  Please note that our receipt of your Letter of Transmittal is not by itself an acceptance of the Eligible Option.

ACKNOWLEDGEMENT OF WITHDRAWAL FORM

CA, Inc. has received your Withdrawal Form dated                     , 2006, by which you rejected CA’s offer to exchange your Eligible Option for a New Option.

If you change your mind, you may once again elect to accept the Offer with respect to your Eligible Option by completing and submitting a new Letter of Transmittal via facsimile to CA, Attn.: Equity Administration Group at facsimile number 631-342-2351, before 5:00 p.m., Eastern Time, on December 7, 2006. If you have questions concerning the submission of your form, please direct them to the Equity Administration Group at 631-342-2577.